Exhibit 5.2

August 1, 2018

BP p.l.c.

1 St. James’s Square

London SW1Y 4PD, England

BP Capital Markets America Inc.,

501 Westlake Park Boulevard,

Houston, Texas 77079

BP Capital Markets p.l.c.

Chertsey Road

Sunbury on Thames

Middlesex, TW16 7BP, England

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of guaranteed debt securities (the “Securities”) of BP Capital Markets America Inc., a Delaware corporation (“BP Capital America”) and BP Capital Markets p.l.c., an English company (“BP Capital U.K.”), and the related guarantees (the “Guarantees”) of the Securities by BP p.l.c., an English company (“BP”), pursuant to a Registration Statement on Form F-3 (the “Registration Statement”), we, as your United States counsel, have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement has become effective under the Act, the terms of the Securities and the Guarantees and of their issuance and sale have been duly established in conformity with the applicable Indenture relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon BP Capital America, BP Capital U.K. or BP and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over BP Capital America, BP Capital U.K. or BP, the Securities have been duly executed and authenticated in accordance with the applicable Indenture, and the Securities and the Guarantees have been issued and sold as contemplated in the Registration Statement, the

BP p.l.c.

BP Capital Markets America Inc.,

BP Capital Markets p.l.c.

Securities will constitute valid and legally binding obligations of BP Capital America or BP Capital U.K., as applicable, and the Guarantees will constitute valid and legally binding obligations of BP, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in the foreign currency in which the Securities are denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have assumed that (i) BP Capital U.K. and BP have been duly incorporated and are existing public limited companies under laws of England and Wales, (ii) the Indentures relating to the Securities of BP Capital America and BP Capital U.K. have been duly authorized, executed and delivered by BP insofar as the laws of England and Wales are concerned and (iii) the Indenture relating to the Securities of BP Capital U.K. has been duly authorized, executed and delivered by BP Capital U.K. insofar as the laws of England and Wales are concerned. With respect to all matters of English law, we note that you have received an opinion, dated as of the date hereof, of Riona Commins, Associate General Counsel – Global Corporate and Alternative Energy.

BP p.l.c.

BP Capital Markets America Inc.,

BP Capital Markets p.l.c.

We have relied as to certain factual matters on information obtained from public officials, officers of BP, BP Capital America and BP Capital U.K. and other sources believed by us to be responsible, and we have assumed that the Indentures have been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Securities” in the Prospectus. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours faithfully,

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP